Exhibit 10.23

SUBSTITUTE GLOBAL STOCK OPTION AGREEMENT

PURSUANT TO THE

SUNEDISON SEMICONDUCTOR LIMITED

2014 LONG-TERM INCENTIVE PLAN

On the Original Date of Grant, as set forth on Exhibit A hereto (“Grant Date”), SunEdison, Inc. (“SunEdison”) granted the optionee, as set forth on Exhibit A (“Optionee”), an Option (“Original Option”) to purchase the number of shares of its common stock set forth on Exhibit A (“Original Number of Option Shares”) under the SunEdison, Inc. 2010 Equity Incentive Plan at the exercise price per share set forth on Exhibit A (“Original Exercise Price”). The portion of the Original Option relating to the number of shares of common stock of SunEdison as set forth on Exhibit A (“Exchanged Option Shares”) is hereby exchanged for options to purchase Shares of SunEdison Semiconductor Limited (“Company”) under the terms of the SunEdison Semiconductor Limited 2014 Long-Term Incentive Plan (“Plan”) as of the Exchange Date set forth on Exhibit A. The Exchanged Option Shares and the Original Exercise Price have been adjusted as set forth on Exhibit A to reflect the exchange of that portion of the Original Option for the options to purchase Shares (“Substitute Option”) by the Company under the Plan, and the number of Shares (“Option Shares”) that may be purchased under the Substitute Option at the exercise price per Share (“Adjusted Exercise Price”) are set forth on Exhibit A. As adjusted, the Substitute Option entitles the Optionee to purchase the Option Shares at the Adjusted Exercise Price per Share on the terms described below and subject to the Plan. The Optionee shall be credited with service with the Company and SunEdison prior to the Exchange Date and with service with the Company following the Exchange Date for purposes of determining vesting and exercise periods under the Substitute Option.

This Global Stock Option Agreement, including any additional terms and conditions for optionees outside the U.S. set forth in the appendix hereto (together, this “Agreement”), is subject to the terms of the Plan in all respects, and specific reference shall be made to the Plan in determining the Optionee’s rights and obligations hereunder. If any provisions of this Agreement and the Plan conflict, the provisions of the Plan shall control. Capitalized terms which are used herein and not otherwise defined shall have the meanings set forth in the Plan. This Agreement is an “Agreement” as such term is defined in the Plan.

This Agreement is made by and between the Company and the Optionee as follows:

1. Substitution of Option. The portion of the Original Option relating to the Exchanged Option Shares is hereby exchanged for the Substitute Option (the “Option”) to purchase the Option Shares. This Option shall constitute a Non-Qualified Stock Option. Except as otherwise provided by the Plan, the Optionee agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Optionee with any protection against potential future dilution of the Optionee’s interest in the Company for any reason. The Optionee shall have no rights as a stockholder with respect to any Shares covered by the Option unless and until the Optionee has become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan or this Agreement.

2. Purchase Price. The exercise price applicable to this Option will be the Adjusted Exercise Price per share set forth on Exhibit A attached hereto (the “Purchase Price”). The number of Option Shares and Purchase Price per Option Share under this Option are subject to adjustment as provided in the Plan.

3. Term. This Option shall have the term, subject to earlier termination as provided herein or in the Plan, set forth on Exhibit A attached hereto. For the avoidance of doubt, the Term shall be the remaining term of the Original Option.

4. Exercise of Option. Subject to the provisions of this Agreement and the Plan, and subject to Optionee’s Continuous Service, this Option shall vest according to the schedule set forth on Exhibit A attached hereto, and any vested portion of the Option shall be exercisable, in whole or in part, at any time or from time to time prior to the expiration of the Option or as provided herein by the filing of any written form of exercise notice as may be required by the Committee and payment in full of the Purchase Price set forth on Exhibit A multiplied by the number of Shares underlying the portion of the Option exercised. Unless the Committee determines otherwise, the Optionee may elect to acquire Option Shares upon exercise without payment in cash for the Purchase Price. Such a cashless exercise shall be effectuated by the Company delivering Option Shares to the Optionee with a Fair Market Value equal to the difference between (i) the aggregate Fair Market Value of the Option Shares to be acquired upon such exercise, minus (ii) the aggregate Purchase Price payable by the Optionee for the Option Shares underlying the portion of the Option being exercised. To the extent exercisable, this Option may be exercised in whole or in part and from time to time until fully exercised or until the end of the Term set forth on Exhibit A attached hereto or until this Option terminates under the Plan and this Agreement. In no event, however, shall this Option be exercisable in whole or in part after the end of the Term. This Option may be exercised only in accordance with the terms and conditions of the Plan.

(a) Termination of Continuous Service. In the event the Optionee’s Continuous Service terminates (other than upon the Optionee’s death or Disability), the unvested portion of the Option shall be immediately forfeited for no additional consideration, and Optionee may exercise the vested Option (to the extent that the Optionee was entitled to exercise this Option as of the date of termination) but only within such period of time ending on the earlier of: (i) the date three months following the termination of the Optionee’s Continuous Service; or (ii) the expiration of the Term of this Option; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionee does not exercise any vested portion of this Option within the period described in the preceding sentence, such vested portion of the Option shall terminate for no additional consideration.

For purposes of the Option, the Optionee’s Continuous Service will be considered terminated as of the date the Optionee is no longer actively providing services to the Company or any Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Optionee is employed or retained or the terms of the Optionee’s employment or service agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, (i) the Optionee’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Optionee’s period of Continuous Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where the Optionee is employed or retained or the terms of the Optionee’s employment or service agreement, if any); and (ii) the period (if any) during which the Optionee may exercise the Option after such termination of the Optionee’s Continuous Service will commence on the date the Optionee ceases to actively provide services and will not be extended by any notice period mandated under labor laws in the jurisdiction where the Optionee is employed or retained or the terms of the Optionee’s employment or service agreement, if any; the Committee shall have the exclusive discretion to determine when the Optionee is no longer actively providing services for purposes of the Option (including whether the Optionee may still be considered to be providing services while on a leave of absence).

(b) Disability of Optionee. In the event that the Optionee’s Continuous Service terminates as a result of the Optionee’s Disability, the unvested portion of the Option shall be immediately forfeited for no additional consideration, and the Optionee may exercise the vested portion of the Option (to the extent that the Optionee was entitled to exercise this Option as of the date of termination), but only within such period of time ending on the earlier of: (1) the date 12 months following such termination; or (2) the expiration of the Term of this Option. If, after termination, the Optionee does not exercise any vested portion this Option within the period described in the preceding sentence, such vested portion of the Option shall terminate for no additional consideration.

(c) Death of Optionee. In the event the Optionee’s Continuous Service terminates as a result of the Optionee’s death, the unvested portion of the Option shall be immediately forfeited for no additional consideration, and the vested portion of the Option may be exercised (to the extent the Optionee is entitled to exercise such portion as of the date of death) by the Optionee’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionee’s death, but only within the period ending on the earlier of: (1) the date 12 months following the date of death; or (2) the expiration of the Term of this Option. If, after termination, the Optionee’s estate does not exercise the vested portion of the Option within the period described in the preceding sentence, such vested portion of the Option shall terminate for no additional consideration.

(d) Change in Control. Notwithstanding anything contained herein to the contrary, in the event of the Optionee’s termination of Continuous Service without Cause or for Good Reason during the 12-month period following a Change in Control Date, this Option shall become immediately exercisable with respect to 100% of the Option Shares. In addition, in the event of a Change in Control, this Option may be treated, to the extent determined by the Committee to be permitted under Section 409A of the Code, in accordance with such method provided for under the Plan as determined by the Committee in its sole discretion.

5. Nature of Grant. The Optionee acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and the Company may terminate, suspend or amend the Plan at any time, to the extent permitted by the Plan;

(b) the award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company;

(c) all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;

(d) the Optionee is voluntarily participating in the Plan;

(e) no past grants or awards (including, without limitation, the Option awarded hereunder) give the Optionee any right to any grants or awards in the future whatsoever;

(f) the Option and any Option Shares acquired under the Plan, and the income and value of same, are not part of the Optionee’s ordinary salary, and shall not be considered as part of such salary in the event of severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the Option and any Option Shares acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation;

(h) the future value of the Option Shares is unknown, indeterminable, and cannot be predicted with certainty;

(i) if the underlying Shares do not increase in value, the Option will have no value;

(j) if the Optionee exercises the Option and acquires Option Shares, the value of the Option Shares may increase or decrease in value, even below the Purchase Price;

(k) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of the Optionee’s Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment or service agreement, if any), and in consideration of the award of the Option to which the Optionee is otherwise not entitled, the Optionee irrevocably agrees never to institute any claim against the Company or any Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Company and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(l) unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the ordinary shares of the Company; and

(m) the following provisions apply only if the Optionee is providing services outside the U.S.:

(i) the Option and the Option Shares are not part of normal or expected compensation or salary for any purpose; and

(ii) neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the U.S. Dollar that may affect the value of the Option or of any amounts due to the Optionee pursuant to the exercise of the Option or the subsequent sale of any Option Shares acquired upon exercise.

6. Responsibility for Taxes. The Optionee acknowledges that, regardless of any action taken by the Company or, if different, the Affiliate employing or retaining the Participant (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee (the “Tax-Related Items”) is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient.

The Optionee further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Option Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee is subject to Tax-Related Items in more than one jurisdiction, the Optionee acknowledges that the Company and/or the Service Recipient (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Optionee agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by (i) withholding from the Optionee’s wages or other cash compensation, (ii) withholding from proceeds of the sale of Option Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization) without further consent, (iii) withholding Shares otherwise issuable to the Optionee upon exercise, and (iv) withholding through any other method deemed acceptable by the Committee in accordance with the Plan.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Optionee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Optionee is deemed to have been issued the full number of Option Shares subject to the exercised portion of the Option, notwithstanding that a number of Option Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, the Optionee agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Option Shares or the proceeds of the sale of Option Shares, if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.

7. Transfer Restrictions. The Option, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Optionee (or any beneficiary of the Optionee), other than by testamentary disposition by the Optionee or the laws of descent and distribution. Notwithstanding the foregoing, if the Optionee resides in the U.S., the Committee may, in its sole discretion, permit the Option to be transferred to a family member for no value, provided that such transfer shall only be valid upon execution of a written instrument in form and substance acceptable to the Committee in its sole discretion evidencing such transfer and the transferee’s acceptance thereof signed by the Optionee and the transferee, and provided, further, that the Option may not be subsequently transferred other than by will or by the laws of descent and distribution or to another family member (as permitted by the Committee in its sole discretion) in accordance with the terms of the Plan and this Agreement, and shall remain subject to the terms of the Plan and this Agreement. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way the Option, or the levy of any execution, attachment or similar legal process upon the Option, contrary to the terms and provisions of this Agreement and/or the Plan, shall be null and void and without legal force or effect.

8. Acceptance of this Agreement and the Plan. The Optionee hereby accepts the terms, conditions, and provisions of this Agreement and the Plan and agrees to be bound hereby and thereby, and further agrees that his or her executors, administrators, heirs, successors, and assigns shall be bound hereby and thereby. Without limitation of the foregoing, the Optionee hereby agrees, individually and for his or her executors, administrators, heirs, successors, and assigns, that all decisions or interpretations of the Committee or its duly authorized representatives with regard to any and all aspects of the Plan and the administration thereof shall be binding, conclusive, and final.

9. Notices. The parties hereto designate as the respective addresses for the receipt of any notice under this Agreement or the Plan the address set forth below the Optionee’s signature on this Agreement and, as to the Company, the address of its principal place of business, provided that any notice hereunder by the Optionee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company.

10. Conformity With the Plan. This Option is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing this Agreement, Optionee acknowledges receipt of the Plan and agrees to be bound by all of the terms of the Plan.

11. Use of Services. Any questions as to whether and when there has been a termination and the cause of such termination shall be determined in the sole discretion of the Committee. The Option and the Optionee’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service agreement with the Company, the Service Recipient or any other Affiliate. Nothing herein confers any right or obligation on the Optionee to continue rendering services to the Company or the Service Recipient, or shall affect in any way the Optionee’s right or the right of the Company or the Service Recipient, as the case may be, to terminate the Optionee’s services at any time, with or without Cause.

12. Governing Law and Venue. To the extent that U.S. federal laws do not otherwise control, this Agreement is governed by the laws of Missouri, without giving effect to principles of conflicts of laws, and construed accordingly, except for those matters subject to the General Corporation Law of Delaware, which shall be governed by such law, without giving effect to principles of conflicts of laws, and construed accordingly. For purposes of litigating any dispute that arises under the Option or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Missouri, agree that such litigation shall be conducted in the courts of St. Charles County, Missouri, or the U.S. District Court for the Eastern District of Missouri, where this award of the Option is made and/or to be performed.

13. Entire Agreement. This Agreement, together with the Plan, constitutes the entire understanding between the Optionee and the Company with respect to the subject matter hereof and thereof, and supersedes all other agreements, whether written or oral, with respect to the acquisition by the Optionee of this Option and/or Option Shares. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Optionee. The Company shall give written notice to the Optionee of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

14. Data Privacy. The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other grant materials by and among, as applicable, the Company, the Service Recipient and any other Affiliate for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

The Optionee understands that the Company and the Service Recipient may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Optionee understands that Data will be transferred to the stock plan service provider as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan. The Optionee understands that the recipients of Data may be located in the U.S. or elsewhere, and that the recipient’s country (e.g., the U.S.) may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that if he or she resides outside the U.S., he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Optionee authorizes the Company, the designated broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Optionee understands that if he or she resides outside the U.S., he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Optionee understands that he or she is providing the consents herein on a purely voluntary basis. If the Optionee do not consent, or if the Optionee later seeks to revoke his or her consent, his or her employment status or service and career with the Service Recipient will not be adversely affected; the only adverse consequence of refusing or withdrawing the Optionee’s consent is that the Company would not be able to grant the options or other equity awards to the Optionee or administer or maintain such awards. Therefore, the Optionee understands that refusing or withdrawing his or her consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.

15. Compliance with Laws. The issuance of the Option (and the Option Shares upon exercise of the Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Option or any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements.

16. Insider Trading/Market Abuse Laws. The Optionee understands that, depending on his or her country, the Optionee may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to purchase Option Shares under the Plan or subsequently sell the Option Shares during such times as the Optionee is considered to have “inside information” regarding the Company (as defined by any applicable laws in the Optionee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. It is the Optionee’s responsibility to comply with any applicable restrictions and the Optionee is encouraged to speak to his or her personal advisor on this matter.

17. Section 409A. Notwithstanding anything herein or in the Plan to the contrary, if the Optionee is a U.S. taxpayer, the Option is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

18. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Optionee shall not assign (except in accordance with Section 7 hereof) any part of this Agreement without the prior express written consent of the Company.

19. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

21. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

22. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

23. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the Option Shares. The Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

24. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

25. Language. If the Optionee has received this Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

26. Appendix. Notwithstanding any provision in this Agreement, the Option shall be subject to any special terms and conditions set forth in any appendix to this Agreement for the Optionee’s country (the “Appendix”). Moreover, if the Optionee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

27. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, on the Option and on any Option Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

28. Waiver. The Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee or any other optionees.

(Signature page follows)

Executed as of the      day of             , 2014.

SUNEDISON SEMICONDUCTOR LIMITED		OPTIONEE:

By:	Donna K. Martin	By:
Senior Vice President and Chief Human Resources Officer
Name (Print):

APPENDIX

GLOBAL STOCK OPTION AGREEMENT

PURSUANT TO THE

SUNEDISON SEMICONDUCTOR LIMITED 2014 LONG-TERM INCENTIVE PLAN

ADDITIONAL TERMS AND CONDITIONS

Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Option granted to the Optionee under the Plan if the Optionee resides and/or works in one of the countries listed below. If the Optionee is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Optionee is currently residing and/or working, or if the Optionee relocates to another country after the grant of the Option, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which the Optionee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of November 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information in this Appendix as the only source of information relating to the consequences of the Optionee’s participation in the Plan because the information may be out of date at the time that the Option is exercised or the Optionee sells the Option Shares.

In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of a particular result. Accordingly, the Optionee is advised to seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to his or her situation.

Finally, if the Optionee is a citizen or resident (or is considered as such for local law purposes) of a country other than the one in which he or she is currently working and/or residing, or if the Optionee relocates to another country after the Option was granted, the information contained herein may not be applicable to the Optionee.

CHINA

Terms and Conditions

The following terms and conditions will apply if the Optionee is subject to exchange control restrictions and regulations in the People’s Republic of China (the “PRC”), as determined by the Committee in its sole discretion.

Exercise of Option. The following provisions supplement Section 4 of the Agreement:

Notwithstanding any provision of this Agreement, the Option shall not vest nor become exercisable until all necessary exchange control and other approvals from the China State Administration of Foreign Exchange or its local counterpart (“SAFE”) have been received by the Company or one of its Affiliates under applicable exchange control rules with respect to the Plan and the Option granted thereunder.

The Optionee further agrees that he or she will be required to exercise the Option using the “full cashless sell-all exercise procedure” pursuant to which all the Option Shares will be immediately sold upon exercise and the proceeds of the sale, less any brokerage fees or commissions, will be remitted to the Optionee in accordance with applicable exchange control laws and regulations, provided any liability for Tax-Related Items resulting from the exercise of the Option has been satisfied. The Optionee acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Option Shares pursuant to the cashless sell-all exercise procedure at any particular price. The Company reserves the right to allow other methods of exercising the Option in the future.

Exchange Control Requirements. Due to exchange control laws in the PRC, the Optionee understands and agrees that the Optionee will be required to immediately repatriate the cash proceeds from the cashless sell-all exercise of the Option to the PRC. The Optionee further understands and agrees any proceeds from the cashless sell-all exercise of the Option will need to be repatriated to the PRC through a special exchange control account established by the Company or one of its Affiliates in the PRC, and the Optionee hereby consents and agrees that any proceeds from the cashless sell-all exercise of the Option may be transferred to such special account prior to being delivered to the Optionee. The proceeds may be paid to the Optionee in U.S. dollars or local currency at the Company’s discretion. In the event the proceeds are paid to the Optionee in U.S. dollars, the Optionee understands that he or she will be required to set up a U.S. dollar bank account in China and provide the bank account details to the Service Recipient and/or the Company so that the proceeds may be deposited into this account. If the proceeds are paid to the Optionee in local currency, the Optionee agrees to bear any currency fluctuation risk between the time the Option Shares are sold and the time the proceeds are distributed to the Optionee through any such special account.

The Optionee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

FRANCE

Terms and Conditions

Consent to Receive Information in English. By accepting the Option, the Optionee confirms having read and understood the Plan and this Agreement, including all terms and conditions included therein, which were provided in the English language. The Optionee accepts the terms of those documents accordingly.

En acceptant cette Option, le Titulaire de l’Option confirme avoir lu et compris le Plan et le Contrat y relatifs, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Titulaire de l’Option accepte les dispositions de ces documents en connaissance de cause.

Notifications

Tax Information. The Option is not intended to qualify for special tax or social security treatment in France.

Foreign Asset/Account Reporting Information. If the Optionee holds Shares outside of France or maintains a foreign bank account, then the Optionee is required to report such to the French tax authorities when filing his or her annual tax return.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with the sale of the Option Shares acquired under the Plan or the receipt of any cash dividends, the report must be filed electronically by the fifth day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.

INDIA

Terms and Conditions

Exercise of Option. The following provisions supplement Section 4 of the Agreement:

The Optionee will not be permitted to pay the Purchase Price through a cashless sell-to-cover method of exercise, whereby the Optionee issues instructions to his or her broker to exercise the Option and to effect the immediate sale of a number of the Option Shares necessary to cover the aggregate Purchase Price payable for the Option Shares, plus applicable Tax–Related Items and brokerage fees, if any, and remit the remaining Option Shares to the Optionee.

Depending on the development of local law, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit a cashless sell-to-cover exercise.

Notifications

Exchange Control Information. The Optionee understands that he or she must repatriate any proceeds from the sale of Option Shares under the Plan within 90 days after receipt and any cash dividends to India within 180 days after receipt. The Optionee must obtain a foreign inward remittance certificate (“FIRC”) from the bank where the Optionee deposits the foreign currency and must maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India, the Company or the Employer requests proof of repatriation.

Foreign Asset/Account Reporting Information. The Optionee is required to declare his or her foreign bank accounts and any foreign financial assets (including Shares held outside India) in his or her annual tax return. It is the Optionee’s responsibility to comply with this reporting obligation and the Optionee should consult with his or her personal tax advisor in this regard.

ITALY

Terms and Conditions

Exercise of Option. The following provisions supplement Section 4 of the Agreement:

Due to regulatory requirements in Italy, the Optionee understands that he or she will be restricted to the cashless sell-all method of exercise pursuant to which all Option Shares will be sold immediately upon exercise and the proceeds of the sale, less any broker’s fees or commissions and Tax-Related Items, will be remitted to the Optionee. The Optionee will not be permitted to hold the Option Shares after exercise. The Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit other methods of exercise and payment permitted under the Plan depending on the development of local law.

Data Privacy. The following provisions replace Section 14 of this Agreement in its entirety:

The Optionee understands that the Service Recipient and/or the Company may hold certain personal information about the Optionee, including, but not limited to, his or her name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of ordinary shares held and the details of any option or any other entitlement to ordinary shares awarded, cancelled, exercised, vested, unvested or outstanding (“Data”), for the purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee is aware that providing the Company with Data is necessary for the performance of this Agreement and that the Optionee’s refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect the Optionee’s ability to participate in the Plan.

The controller of Data processing is SunEdison Semiconductor Limited, 11 Lorong 3 Toa Payoh, 319579 Singapore, and, pursuant to D.lgs 196/2003, its representative in Italy is MEMC Electronic Materials, S.p.A., with registered offices at Viale Gherzi 31 28100, Novara, Italy. The Optionee understands that Data may be transferred to the Company or its Subsidiaries or Affiliates, or to any third parties assisting with the implementation, administration and management of the Plan, including any transfer required to such stock plan service provider designated by the Company from time to time, or any other third party with whom cash from the sale of Option Shares acquired under the Plan may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Economic Area, and the recipients’ country (e.g., the United States) may have different data privacy laws and protections from the Optionee’s country. The processing activity, including the transfer of Data abroad, outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Optionee’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. The Optionee understands that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.

The Optionee understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that pursuant to art.7 of D.lgs 196/2003, the Optionee has the right, including but not limited to, access, delete, update, request the rectification of Data and cease, for legitimate reasons, the processing of Data. Furthermore, the Optionee is aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Optionee’s local human representative

Grant Terms Acknowledgment. By accepting the Option, the Optionee acknowledges that he or she has received a copy of the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all the provisions of the Plan and the Agreement. The Optionee further acknowledges having read and specifically approves the following sections of the Agreement: “Exercise of Option,” “Nature of Grant,” “Responsibility for Taxes,” “Governing Law and Venue” and “Imposition of Other Requirements,” and the Data Privacy section in this Appendix.

Notifications

Foreign Asset/Account Reporting Information. If the Optionee holds investments abroad or foreign financial assets (e.g., cash, the Option Shares, the Option) that may generate income taxable in Italy, the Optionee is required to report them on his or her annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to the Optionee if the Optionee is beneficial owner of the investments, even if the Optionee does not directly hold investments abroad or foreign assets.

Foreign Asset Tax Information. The value of the financial assets held outside of Italy by individuals resident of Italy is subject to a foreign asset tax. Beginning in 2014, such tax is levied at an annual rate of two per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (e.g., the Option Shares) assessed at the end of the calendar year.

JAPAN

Notifications

Exchange Control Information. If the Optionee acquires the Option Shares valued at more than ¥100 million in a single transaction, the Optionee must file a Securities Acquisition Report with the Ministry of Finance (the “MOF”) through the Bank of Japan within 20 days of the acquisition.

In addition, if the Optionee pays more than ¥30 million in a single transaction for the purchase of Option Shares when the Optionee exercises the Option, the Optionee must file a Payment Report with the MOF through the Bank of Japan within 20 days of the date that the payment is made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan. Please note that a Payment Report is required independently from a Securities Acquisition Report. Therefore, the Optionee must file both a Payment Report and a Securities Acquisition Report if the total amount that the Optionee pays in a single transaction for exercising the Option and purchasing Option Shares exceeds ¥100 million.

Foreign Asset/Account Reporting Information. The Optionee will be required to report details of any assets held outside of Japan as of December 31 (including the Option Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. The Optionee should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Optionee and whether the Optionee will be required to report details of his or her outstanding Option, as well as the Option Shares, in the report.

KOREA

Notifications

Exchange Control Information. To remit funds out of Korea to exercise the Option by means of a cash exercise method, the Optionee must obtain a confirmation of the remittance by a foreign exchange bank in Korea. This is an automatic procedure (i.e., the bank does not need to approve the remittance and the process should not take more than a single day). The Optionee likely will need to present to the bank processing the transaction supporting documentation evidencing the nature of the remittance.

Korean residents who realize US$500,000 or more in income from the sale of the Option Shares acquired under the Plan or the receipt of cash dividends in a single transaction are required to repatriate the proceeds back to Korea within eighteen months of receipt.

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency). The Optionee should consult with his or her personal tax advisor to determine any personal reporting obligations.

MALAYSIA

Terms and Conditions

Data Privacy. The following provisions replace Section 14 of the Agreement in its entirety:

The Optionee hereby explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other Plan participation materials by and among, as applicable, the Service Recipient, the Company and any other Subsidiaries, Affiliates or any third parties authorized by same in assisting in the implementation, administration and management of the Optionee’s participation in the Plan.

The Optionee may have previously provided the Company and the Service Recipient with, and the Company and the Service Recipient may hold, certain personal information about the Optionee, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of the Optionee’s participation in the Plan, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in the Optionee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Pemegang Opsyen dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam Perjanjian ini dan apa-apa bahan penyertaan Pelan oleh dan di antara, sebagaimana yang berkenaan, Penerima Perkhidmatan, Syarikat dan mana-mana Anak Syarikat, Syarikat Sekutu atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Pemegang Opsyen dalam Pelan tersebut.

Sebelum ini, Pemegang Opsyen mungkin telah membekalkan Syarikat dan Penerima Perkhidmatan dengan, dan Syarikat dan Penerima Perkhidmatan mungkin memegang, maklumat peribadi tertentu tentang Pemegang Opsyen, termasuk, tetapi tidak terhad kepada, namanya , alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan Pemegang Opsyen dalam Pelan, butir-butir semua opsyen atau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah Pemegang Opsyen (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

The Optionee also authorizes any transfer of Data, as may be required, to such stock plan service provider designated by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any Option Shares acquired upon exercise of the Option are deposited. The Optionee acknowledges that these recipients may be located in the Optionee’s country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to the Optionee’s country, which may not give the same level of protection to Data. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Optionee authorizes the Company, the designated stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Optionee’s participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing his or her local human resources representative. Further, the Optionee understands that he or she is providing the consents herein on a purely voluntary basis. If the Optionee does not consent, or if the Optionee later	Pemegang Opsyen juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada pembekal perkhidmatan pelan saham sebagaimana yang ditetapkan oleh Syarikat dari semasa ke semasa, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan dan/atau dengan sesiapa yang mendepositkan syer-syer Opsyen yang diperolehi melalui pelaksanaan Opsyen. Pemegang Opsyen mengakui bahawa penerima-penerima ini mungkin berada di negara Pemegang Opsyen atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Pemegang Opsyen, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Pemegang Opsyen faham bahawa dia boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatannya. Pemegang Opsyen memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham yang ditetapkan dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Pemegang Opsyen dalam Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan Pemegang Opsyen dalam Pelan tersebut. Pemegang Opsyen faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Pemegang Opsyen faham bahawa dia boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatannya. Selanjutnya, Pemegang Opsyen memahami bahawa dia memberikan persetujuan di sini secara sukarela. Jika Pemegang Opsyen tidak bersetuju, atau jika Pemegang

seeks to revoke the consent, his or her employment status or service and career with the Service Recipient will not be adversely affected; the only adverse consequence of refusing or withdrawing the consent is that the Company would not be able to grant future stock options or other equity awards to the Optionee or administer or maintain such awards. Therefore, the Optionee understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.	Opsyen kemudian membatalkan persetujuannya, status pekerjaan atau perkhidmatan dan kerjayanya dengan Penerima Perkhidmatan tidak akan terjejas; satunya akibat buruk jika dia tidak bersetuju atau menarik balik persetujuannya adalah bahawa Syarikat tidak akan dapat memberikan opsyen saham pada masa depan atau anugerah ekuiti lain kepada Pemegang Opsyen atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, Pemegang Opsyen faham bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganannya untuk memberikan keizinan atau penarikan balik keizinan, Pemegang Opsyen fahami bahawa dia boleh menghubungi wakil sumber manusia tempatannya .

Notifications

Director Notification Obligation. If the Optionee is a director of the Company’s Malaysian Affiliate, he or she is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when the Optionee receives or disposes of an interest (e.g., the Option or the Option Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

NETHERLANDS

There are no country-specific provisions.

SINGAPORE

Notifications

Securities Law Information. The award of the Option is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Optionee should note that the award of the Option is subject to section 257 of the SFA and the Optionee will not be able to make any subsequent sale in Singapore of the Option Shares acquired through the exercise of the Option or any offer of such sale in Singapore unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Obligation. Directors of a Singapore Affiliate are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Affiliate in writing when the Optionee receives an interest (e.g., the Option, the Option Shares, etc.) in the Company or any Affiliate within two days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when the Option Shares are sold), or (iii) becoming a director.

TAIWAN

Notifications

Securities Law Information. The Option and the Option Shares to be issued under the Plan are available only for employees of the Company and its Affiliates. The award of the Option is not a public offer of securities by a Taiwanese company.

Exchange Control Information. The Optionee may acquire and remit foreign currency (including proceeds from the sale of the Option Shares) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, the Optionee must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank. If the transaction amount is US$500,000 or more, the Optionee may be required to provide additional supporting documentation to the satisfaction of the remitting bank. The Optionee should consult his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following provisions supplement Section 6 of this Agreement:

The Optionee agrees that if payment or withholding of income tax due is not made within 90 days of the end of the U.K. tax year in which the taxable event occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount of any uncollected income tax shall constitute a loan owed by the Optionee to the Affiliate employing the Participant (the “Employer”), effective on the Due Date. The Optionee agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”) and will be immediately due and repayable by the Optionee, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in Section 6 of the Agreement. Notwithstanding the foregoing, if the Optionee is an executive officer or director of the Company (within the meaning of Section 13(k) of the Exchange Act), the Optionee shall not be eligible for a loan from the Company to cover the income tax due. In the event that the Optionee is an executive officer or director and income tax is not collected from or paid by the Optionee by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Optionee on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Optionee understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer (as appropriate) for the value of employee NICs due on this additional benefit which the Company and/or the Employer may recover from the Optionee by any of the means set forth in Section 6 of the Agreement.

Exhibit A

to the Substitute Global Stock Option Agreement

SunEdison Semiconductor Limited

2014 Long-Term Incentive Plan

Name of Optionee:	[NAME]

Status with the Company (the “Current Position”):	Employee

Original Date of Grant:	, 20

Original Number of Option Shares:	shares of SunEdison stock

Original Exercise Price:	$ per share of SunEdison stock

Remaining Number of Option Shares:	shares of SunEdison stock

Exchanged Option Shares:	shares of SunEdison stock

Exchange Date:

Type of Option Granted:	Non-Qualified Stock Option

Type of Security under Substitute Option:	Ordinary share of the Company

Adjusted Number of Shares Covered by the Substitute Option (the “Option Shares”):	[X] shares of the Company

Adjusted Exercise Price Per Share (the “Purchase Price”):	$[X.XX] per share of the Company

Option Term:	from the Exchange Date

Vesting Schedule:	This Option shall vest and become exercisable as follows:

Termination: